Exhibit 99.7(d)

[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

reinsuraNce AGREEMENT
Between
LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
(the Ceding Company)
and
PROTECTIVE LIFE INSURANCE COMPANY
(the Reinsurer)

W/3009968

INDEX OF SCHEDULES
Schedule A

Terminal Settlement
Schedule B

Separate Accounts
Schedule C

Investment Guidelines
Schedule D

A&H Policies
Schedule E

Unamortized Ceding Commission
Schedule F

Net Retained Liabilities Ceding Commission Adjustment
Schedule G

Accounting Report
Schedule H

Financed Amounts

i

REinsurance AGREEMENT
THIS REINSURANCE AGREEMENT (this “Agreement”) is made and entered into on May 1, 2018 (the “Closing Date”) and effective as of the Effective Time by and between Liberty Life Assurance Company of Boston, a New Hampshire-domiciled insurance company (the “Ceding Company”) and Protective Life Insurance Company, a Tennessee-domiciled insurance company (the “Reinsurer”).  For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party.”
WHEREAS, Liberty Mutual Insurance Company (“HIC”), Liberty Mutual Fire Insurance Company (“HFIC,” and together with HIC, “Sellers”), Liberty Mutual Group Inc. (solely for purposes of Sections 8.12, 8.17, 8.20, 8.27 and 14.16 and Articles I and XIV to the extent related thereto), The Lincoln National Life Insurance Company (“Purchaser”), Lincoln National Corporation (solely for purposes of Sections 8.12, 9.05 and 14.15 and Articles I and XIV to the extent related thereto), Protective Life Corporation (solely for purposes of Sections 8.12 and 14.17 and Articles I and XIV to the extent related thereto) (the “Reinsurer Parent”) and the Reinsurer have entered into that certain Master Transaction Agreement dated as of January 18, 2018 (the “Master Transaction Agreement”);
WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Reinsurer to enter into this Agreement simultaneously with the closing of the transactions contemplated under the Master Transaction Agreement, including the Reinsurer’s acquisition of certain life assets as set forth therein;
WHEREAS, simultaneously with their entry into this Agreement on the date hereof, the Ceding Company and the Reinsurer are entering into the Administrative Services Agreement (as defined below), pursuant to which the Reinsurer, in its capacity as the Administrator (as defined below), shall provide, or cause the provision of, certain administrative services on behalf of the Ceding Company with respect to the Reinsured Contracts;
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company, the Reinsurer and the Trustee (as defined below) are entering into the Trust Agreement (as defined below) pursuant to which the Trustee shall hold assets as security for the satisfaction of the obligations of the Reinsurer to the Ceding Company under this Agreement; and
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company and Protective Life and Annuity Insurance Company (“Protective Life and Annuity”) are entering into that certain Reinsurance Agreement pursuant to which the Ceding Company will cede to Protective Life and Annuity, and Protective Life and Annuity will assume from the Ceding Company, certain liabilities arising under individual life, individual and group annuity and individual accident and health policies issued by the Ceding Company in New York (the “Protective Life and Annuity Reinsurance Agreement”).
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:

DEFINITIONS
Definitions.  The following terms have the respective meanings set forth below throughout this Agreement:
“Accounting Report” has the meaning set forth in Section 3.8(e).
“Action” means any claim, litigation, action, audit, suit, investigation, arbitration or other similar proceeding by or before any Governmental Authority or arbitral body.
“Action Level RBC” means, at any date of determination, [REDACTED] of the authorized control level risk based capital of the Reinsurer determined in accordance with the Applicable Law and SAP of the state of domicile of the Reinsurer.
“Additional Reinsurance Consideration” has the meaning set forth in Section 3.2(a).
“Adjusted Ceding Commission” means an amount equal to (i) the Estimated Ceding Commission minus (ii) the Net Retained Liabilities Ceding Commission Adjustment.
“Administrative Services Agreement” means the Administrative Services Agreement entered into between the Ceding Company and the Reinsurer as of the date hereof.
“Administrator” means the Reinsurer in its capacity as administrator under the Administrative Services Agreement.
“Affiliate” means any entity which is controlled by, controls or is under common control with, a given entity; provided, however, that except for the purposes set forth in Section 10.11 (Assignment), the Reinsurer’s Affiliates shall include only (i) Reinsurer Parent, (ii) Persons controlled by Reinsurer Parent and (iii) any other Affiliate of Reinsurer Parent that is organized or domiciled in any of the United States.  For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control” means the possession, direct or indirect, of the power to direct or cause the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means any domestic or foreign, federal, state, county or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, in each case applicable to any party hereto, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to any party hereto.
“Bank Accounts” has the meaning set forth in Section 3.10.
“BOLI/COLI Contracts” has the meaning set forth in the Master Transaction Agreement.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Birmingham, Alabama or New York, New York are authorized or required by Applicable Law to remain closed.
“Capital Reporting Deadline” means, the date that is either:  (a) sixty (60) calendar days after the end of each calendar year; or (b) forty-five (45) calendar days after the end of any calendar quarter other than the calendar quarter ending on December 31.
“Ceded Reinsurance” means all reinsurance ceded by the Ceding Company pursuant to contracts, policies, certificates, binders, slips, riders, covers, treaties or other evidence of reinsurance to the extent covering liabilities under the Reinsured Contracts that is (i) in effect on or prior to the Closing (other than the reinsurance provided pursuant to this Agreement) or (ii) renewed following the Closing by the Reinsurer on behalf of the Ceding Company in accordance with Section 2.7.
“Ceded Reinsurance Contracts” means all of the contracts, policies, certificates, binders, slips, riders, covers, treaties or other evidence of Ceded Reinsurance.
“Ceded Reinsurance Recoveries” means all amounts received by or on behalf of the Ceding Company on or after the Effective Time under the Ceded Reinsurance Contracts to the extent related to the Reinsured Contracts, including all recoveries, returns, amounts in respect of profit sharing, allowances and all other sums to which the Ceding Company is entitled under the Ceded Reinsurance Contracts.
“Ceding Commission” has the meaning set forth in the Master Transaction Agreement.
“Ceding Company” has the meaning set forth in the preamble.
“Ceding Company Domiciliary State” means the State of New Hampshire, or, if the Ceding Company changes its state of domicile to Indiana, the State of Indiana, or, if the Ceding Company changes its state of domicile to another state in the United States other than New Hampshire or Indiana, such other state if, in the reasonable judgment of the Reinsurer, such change of domicile does not adversely affect in any material respect any rights or obligations of the Reinsurer under this Agreement, the Administrative Services Agreement or the Trust Agreement.
“Ceding Company Extra-Contractual Obligations” means (i) all Post-Closing Extra-Contractual Obligations to the extent arising out of, resulting from or related to any negligent or intentionally wrongful act or omission after the Closing by the Ceding Company or any of its Affiliates, unless such negligent or intentionally wrongful act or omission was undertaken at the written direction or request of or with the written consent of the Reinsurer or any of its Affiliates, in which case any resulting act or omission shall not be a Ceding Company Extra-Contractual Obligation; and (ii) [REDACTED].
“Ceding Company Indemnified Parties” has the meaning set forth in Section 8.1.
“Claim Notice” has the meaning set forth in Section 8.3(a).
“Closing” has the meaning set forth in the Master Transaction Agreement.
“Closing Date” has the meaning set forth in the preamble.
“Closing Date IMR Amount” means the amount of the Ceding Company’s interest maintenance reserve that is created on the Closing Date as a direct result of the transactions contemplated by this Agreement, determined in accordance with SAP applicable to the Ceding Company.
“Closing Net Settlement Amount” has the meaning set forth in the Master Transaction Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning set forth in Section 3.2(d).
“Confidential Information” has the meaning set forth in the Administrative Services Agreement.
“Contractholder” means the holder of any Reinsured Contract.
“Counterparties Hold Harmless and Indemnification Agreement” has the meaning set forth in the Master Transaction Agreement.
“DAC Tax Election” has the meaning set forth in Section 9.1.
“Distribution Agreement” has the meaning set forth in the Administrative Services Agreement.
“Effective Time” means 12:00:01 a.m. New York time on the first day of the calendar month in which the Closing occurs.
“Effective Time Actuarial Report” has the meaning set forth in Schedule F.
“Eligible Assets” has the meaning set forth in Section 4.4.
“Estimated Ceding Commission” has the meaning set forth in the Master Transaction Agreement.
“Estimated Required Balance” has the meaning set forth in the Master Transaction Agreement.
“Excluded BOLI/COLI Contracts” has the meaning set forth in the Master Transaction Agreement.
“Excluded Liabilities” means all Liabilities of the Ceding Company or any of its current or former Affiliates arising out of (i) claims by or on behalf of the employees or former employees of the Ceding Company or any of its Affiliates relating to their employment with the Ceding Company or any of its Affiliates, other than Liabilities assumed by the Reinsurer under the Master Transaction Agreement; (ii) any name change, merger, redomestication or other corporate reorganization of the Ceding Company, including costs and expenses incurred by the Reinsurer to prepare or cause to be prepared (a) required filings with Governmental Entities, including the preparation and filing of (x) new registration statements under the Securities Act of 1933 and the Investment Company Act of 1940 and the Securities Act of 1933, with respect to the Variable Reinsured Policies and the related Separate Accounts that are registered with the SEC; (y) any amendments, supplements or other communications with the SEC with respect to such registration statements necessary or appropriate in connection with the SEC’s review thereof; and (z) copies of the prospectuses for the Variable Reinsured Policies or other filings required by Rule 497 under the Securities Act, but in this case of this clause (ii) only to the extent (x) such costs are reasonable and (y) Reinsurer consulted with the Ceding Company prior to incurring or agreeing to incur such Liabilities; or (b) legally or contractually required notices to Contractholders or Insureds, and (iii) the Net Retained Liabilities; provided, however, that the Liabilities described in clause (ii) above, together with the Liabilities described in clause (ii) of the definition of “Excluded Liabilities” (as defined in the Protective Life and Annuity Reinsurance Agreement), shall be reduced by the aggregate costs that would reasonably be expected to be incurred by the Reinsurer (including as Administrator under the Administrative Services Agreement) or Protective Life and Annuity (including as “Administrator” (as defined in the Protective Life and Annuity Administrative Services Agreement) under the Protective Life and Annuity Administrative Services Agreement) as a result of one name change of the Ceding Company (on a standalone basis, without a contemporaneous merger) following the date hereof.
“Extra-Contractual Obligations” means (i) all Liabilities to any Person arising out of or relating to the Reinsured Contracts (other than Liabilities arising under the express terms and conditions and within the policy limits of the Reinsured Contracts), including, without limitation, any loss in excess of the limits arising under or covered by any Reinsured Contract, any liability for fines, penalties, Taxes, fees, forfeitures, compensatory, consequential, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, including the costs of any settlement or arbitration award, which Liabilities arise out of, result from or relate to, any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise (actual or alleged), arising out of or relating to the Reinsured Contracts, including, without limitation, (a) the form, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Contracts, (b) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Contracts, (c) the failure of any Reinsured Contract to comply with its intended tax treatment, or (d) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts or (ii) any insurance risk or reinsurance risk or other Liability (other than Reinsured Liabilities) of the Ceding Company to the extent related to or arising from the Life Business, whether or not related to the Reinsured Contracts, whether arising before, at or after the Effective Time.
“Fair Market Value” means:  (i) in the case of cash and cash equivalents, the face amount thereof, (ii) in the case of securities listed on an exchange or in an over-the-counter market (other than securities that constitute cash equivalents as described in clause (i) above), the final bid price on such exchange or market (provided that such bid price includes all accrued and unpaid interest on such security through the date of determination; otherwise the amount of such accrued and unpaid interest shall be added to such bid price), and (iii) in the case of any other asset, the fair market value or valuation thereof (including accrued but unpaid interest), as determined in accordance with GAAP; provided that (a) the Fair Market Value of any Eligible Asset for which a price is available through IDC’s valuation service shall be the sum of (x) the 4:00 p.m. Eastern Time bid price set for that Eligible Asset by IDC’s valuation service on the applicable date of determination plus (y) all accrued and unpaid interest on such asset through the applicable date of determination, and (b) the Fair Market Value of any Eligible Asset for which a price is not available through IDC’s valuation service but is available through Bloomberg’s “BVAL” valuation service shall be the sum of (x) the 4:00 p.m. Eastern Time bid price set for that Eligible Asset by such valuation service on the applicable date of determination plus (y) all accrued and unpaid interest on such asset through the applicable date of determination.
“Financed Amounts” means, as of any date of determination, with respect to all or any portion of the Reinsured Contracts consisting of term or universal life insurance policies retroceded by the Reinsurer in connection with any reserve financing or securitization as of such date, an amount equal to the General Account Reserves as of such date in respect of all or any portion of such term or universal life insurance Reinsured Contracts that are retroceded in connection with any such reserve financing or securitization; provided that the Financed Amounts shall not exceed as of any such date, the maximum amount set forth on Schedule H with respect to such date; provided, further, that if on any such date of determination a Reserve Credit Event has occurred and is continuing then the Financed Amounts as of such date shall mean zero.
 “GAAP” means generally accepted accounting principles in the United States applied consistently.
“General Account Liabilities” means all Liabilities of the Ceding Company arising out of or relating to the Reinsured Contracts other than the Separate Account Liabilities, the Ceding Company Extra-Contractual Obligations and the Excluded Liabilities, and net of amounts actually collected by or on behalf of the Ceding Company under the Ceded Reinsurance Contracts.  Without limiting the foregoing, the term “General Account Liabilities” shall include any and all of the following Liabilities of the Ceding Company, in each case, whether incurred before, at or after the Effective Time other than Separate Account Liabilities, the Ceding Company Extra-Contractual Obligations and the Excluded Liabilities:
all claims, benefits, claim expenses, interest on claims, unearned premiums, loss adjustment expenses and expense reimbursement amounts, including litigation expenses, policy loans, withdrawals, surrenders and any other contract benefits or amounts (including dividends or other experience refunds), in each case arising under the terms of the Reinsured Contracts;
all Liabilities arising out of changes to the terms and conditions of the Reinsured Contracts permitted or required under Section 2.3 or otherwise made by the Reinsurer on behalf of the Ceding Company as Administrator under the Administrative Services Agreement;
all premium taxes due or accrued in respect of Premiums paid with respect to the Reinsured Contracts (net of deductions and offsets received by the Ceding Company arising out of assessments or charges described in clause (d) below and other premium tax credits related to the Reinsured Contracts, in each case relating to periods after the Effective Time);
all assessments and similar charges with respect to the Reinsured Contracts in connection with participation by the Ceding Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of insolvencies, rehabilitations or similar proceedings;
all commissions, expense allowances, benefits credits, other compensation and other servicing and administration fees payable and other obligations with respect to the Reinsured Contracts to or for the benefit of producers, third party administrators (other than third party administrators engaged by the Ceding Company without the Reinsurer’s prior written consent) and reinsurance intermediaries;
all amounts payable for returns or refunds of premium in respect of the Reinsured Contracts;
dividends payable under the terms of the Reinsured Contracts;
all escheat and unclaimed property Liabilities arising under or relating to the Reinsured Contracts (without duplication of amounts set forth in clause (a) above) (but excluding any interest, fines and penalties relating to events occurring prior to the Closing, which shall constitute Pre-Closing Extra Contractual Obligations);
all premiums, fees, payment and other consideration or amounts payable under the Ceded Reinsurance Contracts in respect of the Reinsured Contracts;
all liabilities with respect to funds on deposit with the Ceding Company and related to the Reinsured Contracts;
all Reinsurer Extra-Contractual Obligations; and
all Liabilities which relate to (i) amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts, and (ii) Reinsured Contracts that contemplate payment from a Separate Account the amount of which exceeds the assets of such Separate Account (without duplication of amounts set forth in clause (a) above).
“General Account Reserves” means the aggregate amount of general account reserves of the Ceding Company (without regard to the reinsurance provided hereunder) with respect to the General Account Liabilities determined in accordance with SAP and Applicable Law of the Ceding Company Domiciliary State; provided, the term “General Account Reserves” does not include the Separate Account Reserves; and provided, further, that General Account Reserves in respect of Reinsured Contracts that are structured settlement annuities will be calculated in accordance with Section 6(a) of Actuarial Guideline IX-B promulgated by the National Association of Insurance Commissioners.
“Governmental Authority” means any court, arbitral tribunal, federal, provincial, state or local government or administration, or regulatory or other governmental authority, commission or agency (including any industry or other self-regulatory body), domestic or foreign.
“Group Benefits Business” has the meaning set forth in the Master Transaction Agreement.
“IMR Amount” means (a) the Closing Date IMR Amount, plus (b) any interest maintenance reserve that is created following the Closing Date with respect to the assets supporting the Reinsured Liabilities determined in accordance with SAP applicable to the Reinsurer.
“Indemnified Party” has the meaning set forth in Section 8.3(a).
“Indemnifying Party” has the meaning set forth in Section 8.3(a).
“Indemnitee” means any Person entitled to indemnification under this Agreement.
“Indemnitor” means any Person required to provide indemnification under this Agreement.
“Independent Accountant” means a jointly selected partner or senior employee at a nationally recognized accounting firm that is not the auditor or independent accounting firm of either of the Parties and is otherwise independent and impartial; provided, however, that if the Parties are unable to select an accounting firm within twenty (20) Business Days, either Party may request that the American Arbitration Association appoint, within ten (10) Business Days from the date of such request or as soon as practicable thereafter, a partner or senior employee at a nationally recognized accounting firm that is not the auditor or independent accounting firm of either of the Parties, who is a certified public accountant and who is independent and impartial, to be the Independent Accountant.
“Insolvency” has the meaning set forth in Section 4.7(a).
“Insureds” means those individuals who have coverage under a Reinsured Contract.
“Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.
“Liabilities” has the meaning set forth in the Master Transaction Agreement.
“Life Actuarial Report” has the meaning set forth in Schedule F.
“Life Business” means the “Life Business” (as defined in the Master Transaction Agreement) as conducted by the Ceding Company outside New York; provided, however, for purposes of this Agreement, “Life Business” does not include the Net Retained Liabilities Policies.
“Losses” means any and all damages, losses, liabilities, obligations, interest, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses); provided that any indemnity payment hereunder (a) shall in no event include any amounts constituting punitive damages (except to the extent incurred by a third party and actually paid to such third party in connection with a Third Party Claim) and (b) shall be net of any amounts recovered by the Indemnitee for the Losses for which such indemnity payment hereunder is made under any insurance policy, reinsurance agreement, warranty, or indemnity or otherwise from any Person other than a Party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to a Loss after any indemnification with respect thereto has actually been paid pursuant to this Agreement.
“Master Transaction Agreement” has the meaning set forth in the recitals.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Net Retained Liabilities” means all Liabilities in respect of any Reinsured Contract that, under the terms of any Ceded Reinsurance Contract covering such Reinsured Contract, (i) the Ceding Company is required to retain unreinsured and for its own account a portion of such Liabilities or (ii) requires consent from any party to such agreement in order to effect reinsurance under this Agreement, and as to which a waiver of such requirement or other consent has not been obtained.
“Net Retained Liabilities Ceding Commission Adjustment” means, with respect to any Net Retained Liabilities, the amount determined in accordance with Schedule F.
“Net Retained Liabilities Policy” has the meaning set forth in Section 2.7(d).
“Non-Guaranteed Elements” means the cost of insurance charges, rider charges, credited interest rates, mortality and expense charges, administrative expense risk charges, policyholder dividends, policy loads and any other policy features or terms that are subject to change by the Ceding Company, and those Non-Guarantee Charges or Benefits for Life Insurance Policies and Annuity Contracts set forth in Actuarial Standard Practice No. 2 in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.
“Novated Contracts” has the meaning set forth in Section 3.11(b).
“Party” has the meaning set forth in the preamble.
“Payee” has the meaning set forth in Section 6.1(a).
“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
“Personal Information” has the meaning set forth in the definition of Security Incident.
“Policy” has the meaning set forth in the Master Transaction Agreement.
“Policy Loan Balance” means, with respect to any date of determination, the amount of contract loans in respect of the Reinsured Contracts, as of such date, as would be reflected in line 6, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, net of any unearned policy loan interest on such loans but including any due and accrued interest thereon, determined in accordance with SAP and Applicable Law of the Ceding Company Domiciliary State.
“Pre-Closing ECO Deductible Amount” means the [REDACTED] of the aggregate of all Pre-Closing Extra-Contractual Obligations and “Pre-Closing Extra-Contractual Obligations” (as defined in the Protective Life and Annuity Reinsurance Agreement), in each case, payable after the Closing.
“Post-Closing Extra-Contractual Obligations” means Extra-Contractual Obligations that arise out of, result from or relate to, an act, error or omission on or following the Closing.
“Pre-Closing Extra-Contractual Obligations” means Extra-Contractual Obligations that arise out of, result from or relate to, an act, error or omission prior to the Closing.
“Protective Life and Annuity” has the meaning set forth in the recitals.
“Protective Life and Annuity Administrative Services Agreement” means the “Administrative Services Agreement” as defined in the Protective Life and Annuity Reinsurance Agreement.
“Protective Life and Annuity Reinsurance Agreement” has the meaning set forth in the recitals.
“Protective Life and Annuity Trust Account” means the “Trust Account” as defined in the Protective Life and Annuity Reinsurance Agreement.
 “Post-Closing Net Retained Liabilities Statement” has the meaning set forth in Section 2.7(d).
“Premiums” means premiums, considerations, deposits, payments, loan interest and principal repayments and other amounts received by or on behalf of the Ceding Company in respect of the Reinsured Contracts.
“Program of Internal Replacement” has the meaning set forth in Section 2.8.
“Privacy and Security Laws” means any applicable data privacy, data security, or data protection law or regulation in the United States.
“RBC Event” means the Reinsurer’s RBC Ratio as of any calendar quarter-end is below [REDACTED].
“RBC Ratio” means the percentage equal to (a) the quotient of the Total Adjusted Capital of the Reinsurer divided by the Action Level RBC, multiplied by (b) 100; provided, however, that with respect to any calendar quarter other than the fourth quarter of a calendar year, the RBC Ratio as of the last day of such calendar quarter shall be based on the Reinsurer’s good faith estimate, using to the extent any factors are not reasonably available, reasonable hypothetical amounts.
“Recapture Date” has the meaning set forth in Section 7.3(a).
“Recapture Event” means any of the following occurrences:
there has been a failure by the Reinsurer or Protective Life and Annuity to pay any amounts due in the aggregate hereunder and under the Protective Life and Annuity Reinsurance Agreement in excess of [REDACTED] or to fund, in the aggregate, the Trust Account and the “Trust Account” (as defined in the Protective Life and Annuity Reinsurance Agreement) in an amount in excess of [REDACTED], in each case for which the Ceding Company shall not have received a certificate executed by the Chief Financial Officer of Reinsurer or Protective Life and Annuity, as applicable, certifying that the Reinsurer or Protective Life and Annuity, as applicable, disputes any such amounts in good faith, and, in each case, such breach has not been cured within thirty (30) days after the later of (x) notice thereof from the Ceding Company in accordance with Section 10.1 and (y) notice thereof from the Ceding Company in accordance with Section 10.1 directed to the attention of the Chief Financial Officer of Reinsurer;
a Reserve Credit Event (i) has occurred and is continuing and (ii) the Reinsurer has not remedied such event on or prior to the earlier of (x) the date that is forty-five (45) calendar days after the Reinsurer received notice in writing from the Ceding Company of such loss of Reserve Credit or (y) the last day of the calendar quarter in which such Reserve Credit Event occurred;
the Reinsurer’s RBC Ratio as of any calendar quarter-end is below [REDACTED] and the Reinsurer has not cured such shortfall within ten (10) Business Days following the applicable Capital Reporting Deadline;
the Reinsurer being placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or the institution against the Reinsurer of proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations; or
a “Recapture Event” (as defined in the Protective Life and Annuity Reinsurance Agreement) occurs under the Protective Life and Annuity Reinsurance Agreement.
“Reinsured Contracts” means (i) (a) the individual life (including the BOLI/COLI Contracts other than the Excluded BOLI/COLI Contracts) and individual and group annuity Policies (including annuity Policies in respect of qualified and non-qualified structured settlements) and (b) the individual accident and health policies listed on Schedule D, in each case of (a) and (b), to the extent issued by the Ceding Company outside New York prior to (and in-force as of, or reinstated after) the Closing, (ii) the individual life and annuity Policies issued outside New York after the Closing by the Reinsurer on behalf of the Ceding Company pursuant to the terms of the Administrative Services Agreement and the Distribution Agreement and (iii) the individual life and annuity Policies issued outside New York after the Closing by the Reinsurer on behalf of the Ceding Company pursuant to the terms of the Administrative Services Agreement and the Wholesaling Agreement; provided, however, that the Reinsured Contracts shall not include any Policies included in the Group Benefits Business or Retained Businesses.
“Reinsured Liabilities” means the General Account Liabilities and the Separate Account Liabilities.
“Reinsurer” has the meaning set forth in the preamble.
“Reinsurer Extra-Contractual Obligations” means (i) all Post-Closing Extra-Contractual Obligations incurred prior to any recapture of this Agreement pursuant to Section 7.3, other than the Post-Closing Extra-Contractual Obligations described in clause (i) of the definition of Ceding Company Extra-Contractual Obligations; (ii) [REDACTED].
“Reinsurer Parent” has the meaning set forth in the recitals.
“Reinsurer Indemnified Parties” has the meaning set forth in Section 8.2.
“Representative” means with respect to a Person, such Person’s subsidiaries and any director, officer, employee, agent, attorney or consultant of any of them.
“Required Balance” means, with respect to any date of determination, (x) if no RBC Event has occurred, an amount equal to one hundred percent (100%) of, and (y) if an RBC Event has occurred and is continuing, an amount equal to [REDACTED] of, the sum of (a) the General Account Reserves as of such date plus (b) the Unamortized IMR Amount as of such date, minus (c) the Policy Loan Balance as of such date, minus (d) the amount of Uncollected/Deferred Premiums as of such date, minus (e) Financed Amounts as of such date.
“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State; provided, however, that the Reinsurer shall not be required to provide statutory financial statement credit for Reinsured Contracts issued outside the United States; and provided, further, that the Reinsurer’s obligation to provide statutory financial statement credit with respect to Reinsured Contracts that are structured settlement annuities shall be limited to the amount of credit calculated in accordance with Section 6(a) of Actuarial Guideline IX-B promulgated by the National Association of Insurance Commissioners.
“Reserve Credit Event” means the failure of the Reinsurer to remain licensed or an authorized reinsurer in the Ceding Company Domiciliary State and to take steps to permit the Ceding Company to obtain Reserve Credit within the time provided under and in accordance with Section 4.1.
“Responding Party” has the meaning set forth in Section 10.10.
“Retained Businesses” has the meaning set forth in the Master Transaction Agreement.
“SAP” means, with respect to any insurance company, the statutory accounting principles prescribed or permitted by the Governmental Authority responsible for the regulation of insurance companies in the jurisdiction in which such company is domiciled.
“Security Funding Report” has the meaning set forth in Section 4.8(a).
“Security Funding Reporting Date” has the meaning set forth in Section 4.8(a).
“Security Incident” means any event (including, but not limited to, a security breach or an inadvertent disclosure) that credibly threatens the security, confidentiality, integrity, or availability of the personal, private, health, or financial information about Insureds, Contractholders, or benefit recipients under the Reinsured Contracts, or would require a breach notification to any such Person under Applicable Law (collectively, “Personal Information”).
“Sellers Disclosure Schedule” has the meaning set forth in the Master Transaction Agreement.
“Separate Account Liabilities” has the meaning set forth in Section 2.6.
“Separate Account Reserves” means the aggregate amount of reserves of the Ceding Company attributable to the Separate Account Liabilities, determined in accordance with SAP and Applicable Law of the Ceding Company Domiciliary State.
“Separate Accounts” means the registered and unregistered separate accounts of the Ceding Company identified in Schedule B hereto.
“Separate Distributions” has the meaning set forth in Section 3.2(a).
“Specified Actuary” means the actuarial firm set forth on Section 1.01(f) of the Sellers Disclosure Schedule.
“Statutory Book Value” means, with respect to any asset held in the Trust Account, the sum of (a) the maximum amount permitted to be carried by the Reinsurer as an admitted asset consistent with SAP applicable to the Reinsurer, without regards to any permitted practice applicable to Reinsurer, consistently applied, plus (b) the accrued investment income on such asset.
“Statutory Financial Statements” means, with respect to any Party, the annual and quarterly statutory financial statements of such Party filed with the Governmental Authority responsible for the regulation of insurance companies in the jurisdiction in which such Party is domiciled to the extent such Party is required by Applicable Law to prepare and file such financial statements.
“Targeted Policies” has the meaning set forth in Section 3.11(a).
“Terminal Settlement” has the meaning set forth in Section 7.4(a).
“Terminal Settlement Statement” has the meaning set forth in Section 7.4(a).
“Third Party Claim” means any Action made or brought by any Person that is not a party to this Agreement.
“Total Adjusted Capital” means, as of any date of determination, total adjusted capital as calculated in accordance with the Applicable Laws of the state of domicile of the Reinsurer.
“Transaction Agreements” has the meaning set forth in the Master Transaction Agreement.
“Transferred Life Assets” has the meaning set forth in the Master Transaction Agreement.
“Triggering Event” means any of the following occurrences:
there has been a failure by the Reinsurer to pay any amounts due hereunder or to fund the Trust Account to any required amount, in each case for which the Ceding Company shall not have received a certificate executed by the Chief Financial Officer of Reinsurer certifying that the Reinsurer disputes any such amounts in good faith, and, in each case, such breach has not been cured within ten (10) Business Days after the later of (x) notice thereof from the Ceding Company in accordance with Section 10.1 and (y) notice thereof from the Ceding Company in accordance with Section 10.1 directed to the attention of the Chief Financial Officer of Reinsurer;
a Reserve Credit Event has occurred and is continuing;
Reinsurer’s RBC Ratio as of any calendar quarter-end is below [REDACTED] and the Reinsurer has not cured such shortfall within ten (10) Business Days following the applicable Capital Reporting Deadline;
the Reinsurer being placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or the institution against the Reinsurer of proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations; or
(x) a change after January 18, 2018 in Applicable Law, GAAP or SAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing, or (y) an industry-wide change after the Effective Time in the manner in which the life insurance industry in the United States generally calculates its risk based capital, including any public, written guidance of the NAIC, in each case of (x) and (y) that results in [REDACTED].
“Trust Account” means the trust account established by the Reinsurer for the benefit of the Ceding Company under the Trust Agreement.
“Trust Agreement” means that certain Trust Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and the Trustee.
“Trustee” means The Northern Trust Company or another Person mutually agreed by the Ceding Company and the Reinsurer.
“UCC” has the meaning set forth in Section 3.2(e).
“Unamortized Ceding Commission” means, with respect to any date of determination, the portion of the Adjusted Ceding Commission which remains unamortized as of such date, determined in accordance with Schedule E.
“Unamortized IMR Amount” means, with respect to any date of determination, the portion of the IMR Amount which remains unamortized as of such date, determined in accordance with SAP applicable to the Reinsurer.
“Uncollected/Deferred Premiums” means, as of any date of determination, the sum of (i) uncollected premiums and agents’ balances in the course of collection in respect of the Reinsured Contracts, as of such date, as would be reflected in line 15.1, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, plus (ii) deferred premiums and agents’ balances and installments booked but deferred and not yet due in respect of the Reinsured Contracts, as of such date, as would be reflected in line 15.2, column 3 in the “Assets” section of the NAIC statement blank used to prepare the Ceding Company’s balance sheet in its most recent Statutory Financial Statement or if the line number is changed pursuant to relevant guidance from the NAIC, the successor line number to such line number, in each case determined in accordance with SAP and Applicable Law of the Ceding Company Domiciliary State.
“Variable Reinsured Policies” means any Reinsured Contract, whether or not registered under the Securities Act, if the value of such policy, contract or certificate, any unit of interest or participation therein, or any investment option available thereunder, varies (in whole or in part) according to the investment experience of the separate account in which the contract participates.
“Wholesaling Agreement” has the meaning set forth in the Administrative Services Agreement.

BASIS OF REINSURANCE AND BUSINESS REINSURED
Coverage.
Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes on an indemnity reinsurance basis to the Reinsurer, and the Reinsurer hereby agrees to pay or indemnify the Ceding Company for, one hundred percent (100%) of the General Account Liabilities on a coinsurance basis and one hundred percent (100%) of the Separate Account Liabilities on a modified coinsurance basis, in each case, to the extent payable by the Ceding Company on or after the Effective Time.  The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein.
Upon the reinstatement of any reduced, terminated, lapsed or surrendered Reinsured Contract either pursuant to its policy terms or by the Reinsurer pursuant to the terms of the Administrative Services Agreement, such Reinsured Contract shall be automatically reinsured hereunder. A terminated policy or contract that would have been a Reinsured Contract had it been in force at the Effective Time, that later reinstates pursuant to its policy terms or by the Reinsurer pursuant to the Administrative Services Agreement, will be reinsured by the Reinsurer and become a Reinsured Contract. The Reinsurer will be entitled to retain any Premiums and interest for coverage that is received for any such reinstatement.  The effective date of reinsurance for such reinstated Reinsured Contract shall be the Effective Time.
Reserves.  For so long as the Administrative Services Agreement is in effect, the Reinsurer shall provide to the Ceding Company the reports and information with respect to statutory reserves in respect of the Reinsured Contracts that are required by Schedule I of the Administrative Services Agreement.
Reinsured Contract Changes.  Except as directed by or consented to by the Reinsurer or as performed by the Reinsurer acting on behalf of the Ceding Company in the Reinsurer’s capacity as Administrator under the Administrative Services Agreement, the Ceding Company shall not change the terms or conditions of any Reinsured Contract, other than for any change required by the terms of any Reinsured Contract or by any Governmental Authority or Applicable Law.  If the Reinsured Liabilities under any of the Reinsured Contracts are changed (a) because of changes made on or after the Closing in the terms and conditions of the Reinsured Contacts effected by the Reinsurer acting in its capacity as Administrator or at the written direction or with the written consent of the Reinsurer, or (b) pursuant to the terms of the Reinsured Contracts or by reason of the requirements of any Governmental Authority or Applicable Law, the Reinsurer will participate, on the reinsurance basis set forth in Section 2.1(a), and assume one hundred percent (100%) of all Reinsured Liabilities resulting from such changes.  With respect to any change that is required by the terms of any Reinsured Contracts, any Governmental Authority or Applicable Law, Ceding Company shall, to the extent reasonably practicable, prior to the effectiveness of any such change, promptly notify the Reinsurer in writing of such required change and afford the Reinsurer, at the Reinsurer’s expense, the opportunity, to the extent practicable, to object to such change under applicable administrative procedures.
Liability.  The Reinsurer’s Liability under this Agreement shall commence at the Effective Time, and the Reinsurer’s Liability under this Agreement shall, subject to the terms, conditions and limits of this Agreement and the other Transaction Agreements, be subject in all respects to the same risks, terms, rates, conditions, assessments and Premiums payable to, and the reinsurance recoveries benefiting, the Ceding Company, with respect to the Reinsured Liabilities, the true intent of this Agreement being that the Reinsurer shall, subject to the terms, conditions, and limits of this Agreement and the other Transaction Agreements, follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities.
Indemnity Reinsurance.  This Agreement is solely between the Ceding Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Ceding Company.
Separate Accounts.  For each of the Reinsured Contracts that relate to the Separate Account Liabilities, the amount invested on a variable basis in accordance with the terms of such Reinsured Contracts shall be held by the Ceding Company in the Separate Accounts, and all Premiums with respect to such Reinsured Contracts shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms of such Reinsured Contracts.  From and after the Closing, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with SAP of the Ceding Company Domiciliary State.  From and after the Closing, the Separate Accounts as they relate to the Reinsured Contracts shall be administered by the Reinsurer pursuant to the Administrative Services Agreement. For each Reinsured Contract that relates to the Separate Account Liabilities, the Reinsurer shall deposit, or shall cause to be deposited, any additional amounts required to be deposited into the Separate Accounts after the Closing pursuant to the terms of the applicable Reinsured Contracts, and all amounts to be paid with respect to surrenders, loans, annuitization payments, death benefits, compensation or any other amounts with respect to such Reinsured Contract that by the terms of such Reinsured Contract contemplate payment from the Separate Accounts (the “Separate Account Liabilities”) shall be paid out of the Separate Accounts to the extent so contemplated.
Ceded Reinsurance.
The parties agree and acknowledge that the collectability of reinsurance under the Ceded Reinsurance Contracts shall be at the risk and for the account of the Reinsurer,  and that the Reinsurer shall pay all Reinsured Liabilities pursuant to the Administrative Services Agreement without regard to whether or not any Ceded Reinsurance Recoveries are actually collected.  From and after the Closing, the Ceding Company shall not amend, terminate, assign or commute any Ceded Reinsurance Contracts without the express written consent of the Reinsurer except to the extent required to comply with Applicable Law.  For the avoidance of doubt, in the event of any commutation of any Ceded Reinsurance in accordance with the immediately preceding sentence, as of the effective time of such commutation, the commuted liabilities shall become part of the Reinsured Liabilities and shall be reinsured by the Reinsurer in accordance with the terms and conditions of this Agreement, and the Ceding Company shall promptly deliver to Reinsurer all reserve transfers and similar transfers, payments or settlements received by the Ceding Company in connection with such recapture.
Subject to the Administrator’s obligations set forth in the Administrative Services Agreement, the Ceding Company agrees that it shall take any actions reasonably requested by the Reinsurer to maintain in full force and effect each of the Ceded Reinsurance Contracts to the extent such action is not an action contemplated to be taken by the Administrator under the Administrative Services Agreement.  The Ceding Company shall not modify, amend or terminate any Ceded Reinsurance Contract or waive any of its rights under any Ceded Reinsurance Contract without the Reinsurer’s prior written consent or as required by Applicable Law and shall take such actions, at the expense and reasonable direction of the Reinsurer, to enforce its rights thereunder, including, without limitation, at the Reinsurer’s reasonable request, requiring, if applicable, the collateralization by the third party reinsurer of reserve balances and other amounts thereunder.  As promptly as reasonably practicable, the Ceding Company shall provide the Reinsurer with copies of all correspondence received with respect to any Ceded Reinsurance Contracts, including with respect to any contemplated or proposed amendment, termination, assignment, recapture or rate increase.  With respect to any notice of contemplated or proposed increases to any rates under the Ceded Reinsurance Contracts, the Ceding Company shall provide to the Reinsurer any related written correspondence to or from the reinsurer under the applicable Ceded Reinsurance Contract with respect to such proposed rate increase and shall consult with the Reinsurer with respect to any such rate increase and shall invite the Reinsurer to participate in all discussions with, and written correspondence to, such reinsurer with respect thereto. In addition, the Ceding Company shall not accept or reject any such proposed rate increases without the prior written consent of the Reinsurer.  With the Reinsurer’s prior written consent, the Ceding Company may exercise any right it may have to recapture risks ceded thereby under any of the Ceded Reinsurance Contracts or to otherwise terminate any Ceded Reinsurance Contract and shall, at the Reinsurer’s instruction and expense, effect any such action with respect to the management or administration of the Ceded Reinsurance Contracts as the Reinsurer shall reasonably request, including, without limitation, termination or recapture, as may be available under or with respect to the terms of any Ceded Reinsurance Contract.
The Reinsurer shall have the right to renew expiring or terminating Ceded Reinsurance Contracts that were in-force as of the Effective Time; provided, however, that prior to renewing the Ceded Reinsurance Contract in the Ceding Company’s name, the Reinsurer shall use reasonable best efforts to enter into a new ceded reinsurance agreement in the Reinsurer’s name to replace such expiring or terminating Ceded Reinsurance Contact, unless it is not commercially reasonable to do so.
To the extent that all waivers and consents required in order to reinsure 100% of the Net Retained Liabilities under this Agreement are not received prior to the Closing, from and after the Closing, the Reinsurer and the Ceding Company shall, and shall cause their respective Affiliates to, cooperate and use reasonable best efforts to obtain, such waivers and consents. To the extent that after the Closing, any such waivers or consents are obtained or the parties otherwise agree that any such waivers or consents are not required, then the Net Retained Liability as to which such wavier or consent is obtained or agreement is reached is not required shall no longer be deemed a Net Retained Liability for purposes of this Agreement and instead shall be considered part of the Reinsured Liabilities hereunder effective as of the first day of the month preceding the following transfers, which the parties shall schedule as promptly as practicable following such waiver, consent or agreement. No later than five (5) Business Days prior to such date of transfer, the Reinsurer shall deliver to the Ceding Company a statement of net settlement with respect to the former Net Retained Liabilities as of the first day of the month preceding such date of transfer prepared in accordance with the Statement of Net Settlement Methods (as defined in the Master Transaction Agreement) and in the same format as the Reference Settlements Walk (as defined in the Master Transaction Agreement), together with a calculation of the Net Retained Liability Ceding Commission Adjustment with respect to such former Net Retained Liability for which waiver or consent was obtained, or as to which agreement was reached (in each case, a “Post-Closing Net Retained Liabilities Statement”). In the event that the Ceding Company disagrees with the Post-Closing Net Retained Liabilities Statement, the Ceding Company may deliver written notice to the Reinsurer of such disagreement and the Parties shall resolve such disagreement using the procedures set forth in Section 4.8(c), mutatis mutandis.  On such agreed date of transfer, the Ceding Company shall transfer to the Reinsurer (or to the Trust Account on behalf of Reinsurer) an amount of Eligible Assets reasonably acceptable to the Reinsurer having an aggregate Fair Market Value equal to the sum of (i) the net settlement amount with respect to such former Net Retained Liabilities calculated as of the first day of the month preceding such transfer, consistent with the calculation of the Closing Net Settlement Amount under Section 2.09(d) of the Master Transaction Agreement, less (ii) the Net Retained Liability Ceding Commission Adjustment with respect to such former Net Retained Liability for which waiver or consent was obtained, or as to which agreement was reached. For the avoidance of doubt, the amount in clause (ii) above may be a negative number, in which case the absolute value of such amount shall be added to the sum of clause (i) above to determine the amount of Eligible Assets the Ceding Company shall transfer to the Reinsurer on such agreed date.  Prior to obtaining any such required consents or waivers or reaching such agreement, the Reinsured Contract from which Net Retained Liabilities arise (in each case, a “Net Retained Liabilities Policy”) shall not be reinsured hereunder, but the Reinsurer shall provide administrative services with respect to any Net Retained Liabilities Policies and any reinsurance contracts that would have been Ceded Reinsurance Contracts had such policies been Reinsured Polices and not Net Retained Liabilities Policies pursuant to the Administrative Services Agreement in the manner set forth therein.
Internal Replacements.  The Ceding Company shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Reinsurer, directly or indirectly solicit any Contractholders, Insureds or beneficiaries under any Reinsured Contract in connection with any Program of Internal Replacement.  As used herein, the term “Program of Internal Replacement” means any program that is initiated, maintained, sponsored or supported by the Ceding Company or any of its Affiliates to offer on a targeted basis to any or all Contractholders, Insureds or beneficiaries under Reinsured Contracts to exchange any such Reinsured Contract or any portion thereof for another policy written by the Ceding Company or any of its Affiliates that is not reinsured under this Agreement.  For the avoidance of doubt, nothing in this Section 2.8 shall prohibit the Ceding Company or any of its Affiliates from engaging in general solicitations or marketing efforts not targeted at Contractholders, Insureds and beneficiaries under the Reinsured Contracts.

PAYMENTS; ADDITIONAL CONSIDERATIONS; ADMINISTRATION
Payments by the Parties.
Payments by the Parties at the Closing.
On the Closing Date, the Ceding Company shall transfer, or shall cause to be transferred, to the Trust Account (on behalf of the Reinsurer) and, if applicable, to the Reinsurer, the Transferred Life Assets allocated to this Agreement as contemplated in Section 2.09(f) of the Master Transaction Agreement.
On the Closing Date, the Reinsurer shall pay to the Ceding Company an amount equal to the Adjusted Ceding Commission as contemplated in Section 2.09(f) of the Master Transaction Agreement.
On the Closing Date, the Reinsurer shall transfer cash and Eligible Assets to, or have a right to withdraw cash and Eligible Assets from, the Trust Account such that the aggregate Fair Market Value of cash and Eligible Assets in the Trust Account following such transfer or withdrawal is at least equal to the Estimated Required Balance.  The Ceding Company shall take all actions reasonably requested by the Reinsurer to permit any such withdrawal by the Reinsurer on the Closing Date, including providing written consent to the Trustee.
Post-Closing Adjustment.  The payments on the Closing Date shall be adjusted and settled between the Ceding Company and the Reinsurer in accordance with Section 2.12 of the Master Transaction Agreement.
Additional Consideration.
As additional consideration for the Reinsurer entering into this Agreement, effective as of the Effective Time, the Ceding Company hereby sells, assigns, transfers and delivers to the Reinsurer as premium hereunder all of its right, title and interest in one hundred percent (100%) of all of the following amounts actually received, or receivables for the following amounts receivable, from and after the Effective Time by the Ceding Company or the Reinsurer, whether in its role as reinsurer hereunder or as Administrator, with respect to the Reinsured Contracts (items (i) through (vi) below, collectively, the “Additional Reinsurance Consideration”):
Premiums;
Ceded Reinsurance Recoveries;
all amounts that are transferrable from the Separate Accounts to the general account of the Ceding Company in respect of the Reinsured Contracts (the “Separate Distributions”);
without duplication, all charges, fees, or other payments made to the Ceding Company pursuant to the Reinsured Contracts, including, but not limited to, management fees, record-keeping fees, policy loan interest, policy loan fees, mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, and other considerations billed separately;
without duplication, all charges, fees, indemnification, revenue-sharing or other payments made to the Ceding Company or its Affiliates attributable to the use of any mutual fund organization’s mutual funds as funding vehicles to the extent attributable to the Reinsured Contracts, including, but not limited to, marketing fees, 12b-1 fees, record-keeping fees, mortality and expense risk charges, administrative services fees, and other considerations billed separately, and amounts for the pre-Tax amount of any expense reimbursement; and
without duplication, all other payments, collections, releases of funds to the Ceding Company and recoveries relating to the Reinsured Liabilities or the Reinsured Contracts, including all premiums, payments, reimbursements, interest or other amounts that the Ceding Company receives after the Effective Time in connection with any reinstatement or reissuance of a Reinsured Contract or any conversion, exchange or replacement policy that is reinsured under this Agreement.
For so long as the Administrative Services Agreement remains in effect, the Reinsurer shall have the right in accordance with the terms thereof to collect all Additional Reinsurance Consideration in the Ceding Company’s name.  The Parties acknowledge and agree that the Reinsurer shall be responsible for and has hereby assumed the financial risk of any uncollected or uncollectible Additional Reinsurance Consideration. To the extent that the Ceding Company recovers any Additional Reinsurance Consideration from any third party, the Ceding Company shall promptly transfer such amounts to the Reinsurer, together with any pertinent information that the Ceding Company may have relating thereto.  The Ceding Company agrees to execute and record all additional documents and take all other steps reasonably requested by the Reinsurer to effect the transfer of the Additional Reinsurance Consideration to the Reinsurer.  Direct receipt by the Reinsurer, including in its role as Administrator under the Administrative Services Agreement, or any of its Affiliates of any such amounts shall satisfy the Ceding Company’s obligations to transfer any such amount to the Reinsurer hereunder.
Upon a recapture of the reinsurance ceded under this Agreement, (i) the Additional Reinsurance Consideration accruing on or after the effective date of the recapture shall be automatically reassigned to the Ceding Company without the need for any action on the part of the Parties; provided, however, that such reassignment shall not apply with respect to any Ceded Reinsurance Recoveries paid or payable with respect to Reinsurer Extra-Contractual Obligations retained by the Reinsurer post recapture in accordance with Article VIII, and (ii) the Ceding Company shall have the right to transfer future Separate Distributions to the general account of the Ceding Company.
The Parties intend for the Ceding Company’s assignment pursuant to the first sentence of Section 3.2(a) to be a present assignment of all of the Ceding Company’s right, title and interest in the Additional Reinsurance Consideration and not an assignment as collateral.  However, to the extent that such assignment is not recognized as a present assignment, is not valid or is recharacterized as a pledge rather than a lawful conveyance to the Reinsurer, the Ceding Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to the Reinsurer all of the Ceding Company’s now owned and hereafter acquired or arising, and all proceeds and products thereof, right, title and interest, if any (legal, equitable or otherwise) to all Additional Reinsurance Consideration (and any lockbox or account set up for the receipt of the Additional Reinsurance Consideration after the Closing) (the “Collateral”) to secure all of the Ceding Company’s obligations to remit the Additional Reinsurance Consideration to the Reinsurer.
Upon the failure of the Ceding Company to remit any Additional Reinsurance Consideration to the Reinsurer, which failure remains uncured ten (10) days after written notice thereof is received by the Ceding Company, the Reinsurer shall have, in addition to all other rights under this Agreement or under Applicable Law, the following rights:
the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of New Hampshire or any other applicable jurisdiction (the “UCC”), as though all the Collateral constituted property subject to a security interest under Article 9 thereof;
the right to set-off;
the right to intercept and retain moneys and property in any lockbox or other account set up for the receipt of Additional Reinsurance Consideration;
without giving rise to any right of double recovery under this Section, the right to reasonable attorney’s fees incurred in connection with the enforcement of this Agreement or in connection with the disposition of the Collateral; and
the right to dispose of the Collateral.
Sections 3.2(d) and (e) are being included in this Agreement to ensure that if an insolvency or other court determines that, notwithstanding the provisions of this Agreement, including Section 3.2(a), and the express intent of the Parties in entering into this Agreement, the Ceding Company retained ownership of or any rights in the Collateral, the Reinsurer’s rights to the Collateral are protected with a first priority, perfected security interest, and it is the intent of the Parties that Sections 3.2(d) and (e) be interpreted as such.
Nothing contained in this Agreement shall be construed to support the conclusion that the Ceding Company will retain any ownership of or any rights in the Collateral after the Closing or to support the conclusion that the Reinsurer does not acquire full ownership thereof as of the Closing.
The Ceding Company shall execute and deliver and the Reinsurer is authorized to execute and deliver any and all financing statements reasonably requested by the Reinsurer to the extent that it may appear appropriate to the Reinsurer to file such financing statements in order to perfect the Reinsurer’s title under Article 9 of the UCC to any and all Collateral and the Ceding Company shall do such further acts and things as the Reinsurer may reasonably request in order that the security interest granted hereunder may be maintained as a first priority, perfected security interest.  All costs and expenses incurred in connection with obtaining a first priority, perfected security interest shall be borne by the Reinsurer.
Defenses.  The Reinsurer accepts, reinsures and assumes the Reinsured Liabilities subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Liabilities, it being expressly understood and agreed to by the Parties that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.
Guaranty Association Assessments and Premium Taxes.  The Ceding Company and the Reinsurer shall settle amounts due with regard to guaranty association assessments, premium taxes and premium tax credits included in the Reinsured Liabilities in accordance with the terms of the Administrative Services Agreement.
Non-Guaranteed Elements.  From and after the Closing, the Ceding Company shall set all Non-Guaranteed Elements under the Reinsured Contracts ceded hereunder taking into account the recommendations of the Reinsurer, which the Ceding Company shall only reject in good faith and on a reasonable basis that such recommendations fail to comport with (a) Applicable Law, (b) applicable Actuarial Standards of Practice or (c) the terms of the applicable Reinsured Contracts; provided, however, that the Reinsurer shall indemnify and hold harmless the Ceding Company for Losses arising out of the Ceding Company’s acceptance and implementation of the Reinsurer’s recommendations in accordance with Article VIII.
Offset and Recoupment Rights.  Except as otherwise provided under Applicable Law, any undisputed debits or credits incurred in favor of or against either the Ceding Company or the Reinsurer under or with respect to this Agreement are deemed mutual debits or credits and may be set off and recouped, and only the net balance shall be allowed or paid, regardless of any insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer.  Such right shall apply to the full extent permitted under the laws of the state of domicile of the insolvent party.  Notwithstanding anything to the contrary set forth herein, each Party acknowledges and agrees that it shall have no right hereunder or pursuant to Applicable Law to offset or recoup any amounts due or owing (or to become due or owing) to the other Party under this Agreement against any amounts due or owing by such other Party or any of its Affiliates under the other Transaction Agreements or any other agreement, contract or understanding.
Certain Reports from the Reinsurer.
For so long as the Administrative Services Agreement remains in effect, the Reinsurer shall provide to the Ceding Company periodic accounting and other reports with respect to the Reinsured Contracts as specified in the Administrative Services Agreement.  Except as otherwise set forth herein or in the Administrative Services Agreement, settlement with respect to amounts owed hereunder by the Reinsurer to the Ceding Company and by the Ceding Company to the Reinsurer shall be performed through the direct payment by the Reinsurer of the Reinsured Liabilities and direct receipt by the Reinsurer of the Additional Reinsurance Consideration on an ongoing basis in its capacity as Administrator under the Administrative Services Agreement.
At each Capital Reporting Deadline that pertains to a calendar year end, the Reinsurer shall provide to the Ceding Company the RBC Ratio of the Reinsurer as of the last day of the calendar year.  At each RBC Reporting Deadline that pertains to a calendar quarter other than the calendar quarter ending on December 31, the Reinsurer shall provide to the Ceding Company (i) if the RBC Ratio is less than [REDACTED], the estimated amount of the RBC Ratio of the Reinsurer as of the last day of such calendar quarter, or (ii) if the RBC Ratio is equal to or more than [REDACTED] as of the last day of such calendar quarter, a notice stating that the Reinsurer’s RBC Ratio as of the last day of such calendar quarter was equal to or more than [REDACTED]. Each such calculation shall include reasonable supporting detail with respect to such calculation.
The Reinsurer shall provide written notice to the Ceding Company of the occurrence of any Triggering Event or Recapture Event within four (4) Business Days after it becomes aware of such occurrence.  In addition, the Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a Triggering Event or Recapture Event has occurred or would have occurred if (i) the Reinsurer’s RBC Ratio were estimated as of the date of such inquiry and treated as though it were a calendar quarter end, or (ii) any applicable cure period were deemed to have expired as of the date of such inquiry.
At the Ceding Company’s request, the Reinsurer shall provide the Ceding Company with (i) copies of its most recent annual and quarterly NAIC statutory financial statements and (ii) a copy of the most recent annual audited financial statements along with the audit report thereon.  The Ceding Company shall maintain the confidentiality of each such statement or report, in each case, to the extent that such statement or report is not publicly available.
Termination of Administrative Services Agreement.  Following any termination of the Administrative Services Agreement, the following shall apply:
The Ceding Company shall assume responsibility for the administration of the Reinsured Contracts and the Ceded Reinsurance Contracts.
The Ceding Company shall have full authority to determine liability on any Reinsured Liabilities reinsured hereunder and may pay or settle such liabilities as it deems appropriate; provided that the Ceding Company acts in accordance with clauses (c) and (e) below.
The Ceding Company shall administer the Reinsured Contracts and the Ceded Reinsurance Contracts (x) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, and in a manner materially consistent with the skill, diligence and expertise maintained by the Ceding Company in its administration of analogous contracts for its own account, and (y) in accordance with (1) Applicable Law, (2) the terms and conditions of the Reinsured Contracts and the Ceded Reinsurance Contracts and (3) applicable industry standards.
Unless such termination results from a recapture pursuant to Section 7.3, the Reinsurer shall reimburse the Ceding Company for (i) the Ceding Company’s reasonable and documented out-of-pocket costs of the administration and other activities under this Section 3.8, and (ii) in the event that the Ceding Company elects to internally administer the Reinsured Contracts and the Ceded Reinsurance Contracts, then the Administrator shall also reimburse the Ceding Company for the Ceding Company’s reasonable internal costs directly relating to such administration and other activities under this Section 3.8.
The Ceding Company shall timely provide to the Reinsurer, or cause its administrators to so provide:
within fifteen (15) Business Days following the end of each calendar quarter during the term of this Agreement, a report on all Reinsured Contracts and Ceded Reinsurance Contracts for such calendar quarter, including all cash flows thereunder, the information set forth on Schedule G and detailed calculations of all amounts due the Parties hereunder for such calendar quarter (the “Accounting Report”);
for each calendar quarter, such reports, data and summaries (and, upon request of the Reinsurer, reasonable supporting records) related to the Reinsured Contracts, claims thereunder and Ceded Reinsurance as may be reasonably required for use in connection with the preparation of the Reinsurer’s statutory and GAAP financial statements, tax returns and other financial reports and to comply with the requirements of the Governmental Authorities having jurisdiction over the Reinsurer;
for each calendar quarter, sufficient data to permit the Reinsurer to calculate its statutory and GAAP reserves in connection with the Reinsured Contracts and claims thereunder as of the quarter end; and
such other information as reasonably requested by the Reinsurer.
The Parties shall cooperate in good faith to establish the timing and manner for the providing of the reports and information set forth in clauses (ii) through (iv) above in this Section 3.8(e).
The Reinsurer shall pay to the Ceding Company, or the Ceding Company shall pay to the Reinsurer, as applicable, the net amount due as reflected in each Accounting Report within ten (10) Business Days following delivery of such Accounting Report.
[Reserved]
Bank Accounts. During the term of this Agreement, the Reinsurer may maintain accounts with banking institutions in the name of the Ceding Company with respect to the Reinsured Contracts (the “Bank Accounts”).  The Reinsurer may open one or more new Bank Accounts or, at the request of the Reinsurer, the Ceding Company shall cooperate with the Reinsurer to identify and transfer to the Reinsurer, as fiduciary of the Ceding Company, control over existing bank accounts of the Ceding Company that were used by the Ceding Company exclusively in the administration of the Reinsured Contracts prior to the Closing.  The Reinsurer shall have the exclusive authority over the Bank Accounts, including, without limitation, the exclusive authority to (a) open the Bank Accounts in the name of the Ceding Company, (b) designate the authorized signatories on the Bank Accounts, (c) issue drafts on and make deposits in the Bank Accounts in the name of the Ceding Company, (d) make withdrawals from the Bank Accounts and (e) enter into agreements with respect to the Bank Accounts on behalf of the Ceding Company; provided, that in no event shall the Ceding Company be responsible for any fees, overdraft charges or other payments, liabilities or obligations with respect to any such Bank Accounts or be obligated to provide funding for the Bank Accounts.  The Ceding Company shall do all things reasonably necessary at the Reinsurer’s expense to enable the Reinsurer to open and maintain the Bank Accounts including, without limitation, executing and delivering such depository resolutions and other documents as may be reasonably requested from time to time by the banking institutions.  The Ceding Company agrees that without the Reinsurer’s prior written consent it shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom.
Novation.
Novation.  The Reinsurer shall have the right (but not the obligation) to seek to novate any or all of the Reinsured Contracts (the “Targeted Policies”) to the Reinsurer; provided, that the Reinsurer shall promptly notify the Ceding Company of its intention to seek any such novations and any such notice shall include reasonable details as to the Targeted Policies and the Reinsurer’s proposed timeline for seeking such novations.  Each Party shall reasonably cooperate with the other Party in order to effectuate any such novations, including seeking all requisite approvals of applicable Governmental Authorities to effectuate such novations.  The Reinsurer shall be responsible for and shall pay its own costs, fees and expenses in connection with any such novation, and shall reimburse the Ceding Company for any reasonable and documented out-of-pocket expenses that the Ceding Company incurs in connection with such novation (including regulatory filings in connection therewith).
Novated Contracts.  Targeted Policies satisfying all of the requirements for novation under Applicable Law shall be assumed by the Reinsurer on the applicable assumption date and shall be deemed to have been assumed by novation.  Such contracts shall cease to be “Reinsured Contracts” under this Agreement, and shall thereafter not be deemed indemnity coinsured under Article II (such contracts, the “Novated Contracts”).  Notwithstanding the foregoing, in the event that a Novated Contract is determined by appropriate Governmental Authorities or a court of competent jurisdiction to not be novated from the Ceding Company to the Reinsurer (including in jurisdictions requiring the insured’s affirmative consent for novation where the insured or policyholder, as the case may be, either did not or refused to provide such consent), then such Novated Contract shall for all purposes of this Agreement be deemed, retroactive to the Effective Time, to be a Reinsured Contract and such novation shall be null and void and of no effect.  All Targeted Policies not novated by the Reinsurer shall remain Reinsured Contracts of the Ceding Company.
Effect of Assumption.  Upon the satisfaction of all requirements for the novation and assumption of a Targeted Policy, the Ceding Company shall be deemed to have assigned and transferred all of its rights relating to such Novated Contract as of the assumption date and the Reinsurer shall be deemed to have assumed and accepted all of the Reinsured Liabilities under or arising out of the applicable Novated Contract.  The Reinsurer hereby agrees that it shall be directly and solely liable for such Reinsured Liabilities.  As of each assumption date, the Reinsurer shall assume all Reinsured Liabilities under or arising out of the applicable Novated Contract such that the Reinsurer shall be considered and deemed the original party in lieu of the Ceding Company in respect of such Reinsured Liabilities.  For the avoidance of doubt, a Novated Contract shall not constitute the creation of a new contract or the termination of the applicable Reinsured Contract; rather such Novated Contract shall be considered and deemed a continuation of the existing contract as if the Reinsurer were the original party thereto in lieu of the Ceding Company in respect of the Reinsured Liabilities under or arising out of the applicable Reinsured Contract.  It is understood and agreed that such assignment, transfer and assumption shall not affect any indemnification rights of the parties pursuant to Article VIII, or any other indemnification or right to recovery provided to a party under any other agreement.

LICENSES; RESERVE CREDIT; SECURITY
Licenses; Reserve Credit.  At all times during the term of this Agreement, the Reinsurer shall (a) use its reasonable best efforts to hold and maintain its license or accreditation in the Ceding Company Domiciliary State or (b) take all other actions so that the Ceding Company may receive Reserve Credit, including, at the Reinsurer’s option, establishing and maintaining at its expense security in the form of letters of credit, assets held in a reinsurance trust or a combination thereof in a manner required by the Ceding Company Domiciliary State so that the Ceding Company may receive Reserve Credit; provided, that Reinsurer shall not permit its license or accreditation in the Ceding Company Domiciliary State to cease to be in effect without having taken such other action(s) so that the Ceding Company may receive Reserve Credit.  The Reinsurer shall promptly (but in any event within five (5) Business Days) notify the Ceding Company of any event or change in its licensing or accreditation in the Ceding Company Domiciliary State or other condition that would be reasonably likely to result or has resulted in any loss of, or impairment to, Reserve Credit.
Security.
During the term of this Agreement until such time as the Trust Account is no longer required pursuant to Section 4.9, the Reinsurer, as grantor, shall establish and maintain, at its sole cost and expense, the Trust Account with the Trustee, naming the Ceding Company as sole beneficiary thereof to secure the Reinsurer’s obligations hereunder.  The Reinsurer shall maintain the Trust Account in accordance with the terms of this Agreement and the Trust Agreement.  The Trust Account will be initially funded in accordance with Section 3.1.
In accordance with the terms set forth herein and in the Trust Agreement, and subject to the provisions of Section 4.6 through Section 4.7, the Reinsurer shall ensure that the Trust Account holds Eligible Assets in accordance with the terms hereof with a Statutory Book Value equal to the Required Balance.  All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.
During the term of the Trust Agreement, the Reinsurer shall not, and shall direct that the Trustee shall not, grant or cause or permit to be created or granted in favor of any third person any security interest whatsoever in any of the assets in the Trust Account or in the residual interest therein.
Trust Account and Settlements.  The Trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement.  All settlements of account under this Agreement between the Ceding Company and the Reinsurer shall be made in U.S. dollars in cash or cash equivalents.
Eligible Assets.  The assets that may be held in the Trust Account shall consist only of cash in United States dollars or investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws of the State of Tennessee or any combination thereof; provided, that (a) each such investment that is a security is issued by an institution that is not the Reinsurer, the Ceding Company, or an Affiliate of either Party and (b) such investments, together with the assets in the Protective Life and Annuity Trust Account, consist of securities that comply with the investment guidelines set forth on Schedule C hereto; provided, further, that, following the occurrence of a Triggering Event, the assets in the Trust Account shall consist only of investments that meet all applicable requirements under the insurance laws of the Ceding Company Domiciliary State with respect to providing Reserve Credit to the Ceding Company (any asset satisfying all of the requirements of this sentence, the “Eligible Assets”).  The Reinsurer shall, in accordance with Section 4.8(a) and (c), provide to the Ceding Company quarterly reports listing each asset in the Trust Account and the Statutory Book Value (or the Fair Market Value, if applicable) of each such asset as of the end of the relevant calendar quarter and certify that each such asset is an Eligible Asset.  The Reinsurer shall also provide to the Ceding Company a monthly report in a mutually agreeable electronic format within ten (10) Business Days of the end of each calendar month which lists each asset in the Trust Account as of the end of the preceding calendar month.
Deposit of Assets.  Prior to depositing assets in the Trust Account, the Ceding Company or the Reinsurer, as applicable, shall execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, the Reinsurer or the Trustee upon the direction of the Ceding Company or the Reinsurer, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer, the Ceding Company or any other entity.
Modification Following a Triggering Event.  The Parties acknowledge and agree that, upon the occurrence of a Triggering Event, certain provisions of this Agreement and the Trust Agreement shall cease to be effective, and other provisions shall automatically be effective, so long as such Triggering Event continues, as described herein and in the Trust Agreement. Provisions that will automatically become modified upon the occurrence and during the continuation of a Triggering Event are as follows:  (a) the valuation of Eligible Assets in the Trust Account under Section 4.2(b) and all other applicable sections of this Agreement shall be modified from Statutory Book Value to Fair Market Value, (b) Section 4.7(a) governing the use and application of assets in the Trust Account by the Ceding Company prior to a Triggering Event shall not apply, (c) Section 4.7(b) governing the use and application of assets in the Trust Account by the Ceding Company during the continuance of a Triggering Event shall apply, (d) Section 4.8(a)(i) governing the adjustment of the security held in the Trust Account prior to a Triggering Event shall not apply, and (e) Section 4.8(a)(ii) governing the adjustment of the security held in the Trust Account following a Triggering Event shall apply.
Withdrawal of Assets from the Trust Account.
So long as no Triggering Event has occurred and is continuing, the Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company or any successor by operation of law of the Ceding Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of any insolvency, rehabilitation, conservatorship or comparable proceeding (an “Insolvency”) on the part of the Ceding Company or the Reinsurer, only in accordance with the terms of the Trust Agreement, (i) in order to pay or reimburse the Ceding Company for any undisputed amounts due from the Reinsurer under this Agreement and not yet recovered from the Reinsurer, including any Reinsured Liabilities, Terminal Settlement, or other amounts due under this Agreement, which amounts have not been paid by the Reinsurer within ten (10) calendar days following the Reinsurer’s receipt of a specific written notice thereof, or (ii) otherwise with the prior written consent of the Reinsurer.
During the continuation of a Triggering Event, the Ceding Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Ceding Company, or any successors by operation of law of the Ceding Company, including without limitation any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of Insolvency on the part of the Ceding Company or the Reinsurer, at any time (notwithstanding any other provisions of this Agreement or the other Transaction Agreements) without notice or consent from the Reinsurer, but only for one or more of the following purposes:
to pay or reimburse the Ceding Company for the Reinsurer’s share of premiums returned, but not yet recovered from the Reinsurer, to the Contractholders or Insureds of the Reinsured Contracts reinsured hereunder because of cancellations of the Reinsured Contracts or certificates issued thereunder;
to pay or reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses payable by the Ceding Company pursuant to the provisions of the Reinsured Contracts reinsured hereunder;
to pay or reimburse the Ceding Company for any other amounts necessary to secure the credit or reduction from liability for reinsurance taken by the Ceding Company hereunder; and
for any other purpose required under the credit for reinsurance regulations of the Ceding Company Domiciliary State in order to secure the credit or reduction from liability for reinsurance taken by the Ceding Company hereunder.
The Ceding Company shall promptly return to the Trust Account assets withdrawn in excess of the actual amounts required for Section 4.7 (a) and (b) above, together with interest on such excess withdrawn amounts at the Interest Rate for the period that such assets are held by the Ceding Company. Until such excess amounts are so returned to the Trust Account, any such amounts shall at all times be held by the Ceding Company or its successors in interest by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, in trust for the benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of the Ceding Company for the sole purpose of funding the reimbursements and payments described in Section 4.7(a) or (b), as applicable.
Adjustment of Security and Withdrawals.
The amount of security required to be provided by the Reinsurer hereunder shall be adjusted following the end of each calendar quarter ending after the Effective Time based on (i) the Required Balance as of the end of such calendar quarter calculated in good faith by the Reinsurer as Administrator and furnished to the Ceding Company in a report (or, following termination of the Administrative Services Agreement, calculated in good faith by the Ceding Company and furnished to the Reinsurer in a report) (the “Security Funding Report”) no later than ten (10) Business Days following the end of such calendar quarter (the “Security Funding Reporting Date”) and (ii) the Statutory Book Value or, following the occurrence and during the continuation of a Triggering Event, the Fair Market Value of the Eligible Assets held in the Trust Account as of the end of such calendar quarter as furnished by the Reinsurer to the Ceding Company in a report no later than the Security Funding Reporting Date.  The amount of security required to be held in the Trust Account shall be adjusted as follows:
So long as no Triggering Event has occurred and is continuing:
If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account as of the end of any calendar quarter is less than the Required Balance, calculated based on the Security Funding Report for such calendar quarter, then the Reinsurer shall, no later than [REDACTED] calendar days following the Security Funding Reporting Date for such quarter, transfer additional Eligible Assets to the Trust Account so that the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account is not less than the Required Balance; and
If the aggregate Statutory Book Value of the Eligible Assets held in the Trust Account as of the end of any calendar quarter exceeds the Required Balance, calculated based on the Security Funding Report for such calendar quarter, then the Reinsurer shall have the right to withdraw such excess in accordance with the procedures set forth in the Trust Agreement.
If the Reinsurer seeks to cause the Trustee to substitute new Eligible Assets for Eligible Assets held in the Trust Account, which new Eligible Assets have an aggregate Statutory Book Value at least equal to the aggregate Statutory Book Value of the substituted Eligible Assets held in the Trust Account immediately prior to such substitution and the aggregate Fair Market Value of such new Eligible Assets is at least equal to the lesser of (A) the aggregate Statutory Book Value of such new Eligible Assets and (B) the aggregate Fair Market Value of the substituted Eligible Assets, then the Reinsurer shall have the right to cause (and shall only cause) the Trustee to effect such substitution in accordance with the procedures set forth in the Trust Agreement.
During the continuation of a Triggering Event:
If the aggregate Fair Market Value of the Eligible Assets held in the Trust Account as of the end of any calendar quarter is less than the Required Balance, calculated based on the Security Funding Report for such calendar quarter, then the Reinsurer shall, no later than three (3) Business Days following the Security Funding Reporting Date for such calendar quarter, transfer additional Eligible Assets to the Trust Account so that the aggregate Fair Market Value of the Eligible Assets held in the Trust Account is not less than the Required Balance; and
If the aggregate Fair Market Value of the Eligible Assets held in the Trust Account as of the end of any calendar quarter (x) if no RBC Event is continuing, exceeds [REDACTED] of, and (y) if an RBC Event is continuing, exceeds one hundred percent (100%) of, the Required Balance, calculated based on the Security Funding Report for such calendar quarter, then the Reinsurer shall have the right to seek consent from the Ceding Company to withdraw such excess in accordance with the procedures set forth in the Trust Agreement, which consent shall be provided by the Ceding Company as promptly as reasonably practicable.
If the Reinsurer seeks to cause the Trustee to substitute new Eligible Assets for Eligible Assets held in the Trust Account, which new Eligible Assets have an aggregate Fair Market Value at least equal to the aggregate Fair Market Value of the substituted Eligible Assets held in the Trust Account immediately prior to such substitution, then the Reinsurer shall have the right to cause the Trustee to effect such substitution with the prior written consent of the Ceding Company, which consent the Ceding Company shall deliver as promptly as reasonably practicable following the Ceding Company’s confirmation of the aggregate Fair Market Values of the Eligible Assets to be substituted and being replaced.
In addition, as soon as reasonably practicable, and no later than (i) [REDACTED] calendar days after the Reinsurer becomes aware of the occurrence of a Triggering Event (other than a Reserve Credit Event) and (ii) the earlier of (x) [REDACTED] calendar days after the Reinsurer becomes aware of the occurrence of a Reserve Credit Event and (y) the fiscal quarter- or fiscal year-end following the date on which the Reinsurer becomes aware of the occurrence of the Reserve Credit Event, (in each case of (i) and (ii), unless the Ceding Company shall agree to a longer period, then by the end of such longer period), the Reinsurer shall (i) substitute any assets in the Trust Account that are not Eligible Assets for assets that are Eligible Assets, and (ii) deposit additional assets consisting of Eligible Assets in the Trust Account sufficient to ensure that the aggregate Fair Market Value of the Eligible Assets in the Trust Account is not less than the Required Balance as of the last day of the immediately preceding calendar quarter.
The report required to be delivered by the Reinsurer as described in Section 4.8(a) shall include a listing of each asset in the Trust Account and the Statutory Book Value or, following the occurrence and during the continuance of a Triggering Event, the Fair Market Value, of each such asset as of the end of the relevant calendar quarter.  In addition, no later than [REDACTED] calendar days following the end of each calendar quarter, the Reinsurer shall provide to the Ceding Company a report indicating if any of the assets in the Security Funding Report for such calendar quarter are not an Eligible Asset and including reasonable and customary backup material demonstrating that the assets in Trust Account, together with the assets in the Protective Life and Annuity Trust Account, are in compliance with the investment guidelines set forth on Schedule C.  In the event that the Ceding Company disagrees with the calculation of the Fair Market Value or the Statutory Book Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset as set forth in any such report, the Ceding Company may deliver written notice to the Reinsurer of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.  Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties.  If the Parties are unable to resolve any disagreement as to the calculation of the Fair Market Value or the Statutory Book Value, as applicable, of any Eligible Asset or whether any asset is an Eligible Asset within [REDACTED] Business Days after the Ceding Company delivers written notice of any such disagreement to the Reinsurer, the Parties shall jointly request the Independent Accountant to determine the Fair Market Value or the Statutory Book Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset as of the relevant date in accordance with the procedures set forth in Section 2.12 of the Master Transaction Agreement, mutatis mutandis.  The Independent Accountant’s determination of the Fair Market Value or the Statutory Book Value, as applicable, of the disputed Eligible Asset or whether the disputed asset is an Eligible Asset shall be final and binding upon the Parties.  The fees, costs and expenses associated with the Independent Accountant’s determination shall be allocated between the Ceding Company and the Reinsurer in accordance with the Independent Accountant’s judgment as to the relative merits of the Parties’ proposals in respect of the dispute.  After a final and binding resolution of any dispute described in this Section 4.8(c) is reached, the Parties agree to make any necessary adjustments under Section 4.8(a) so that the aggregate Fair Market Value or the Statutory Book Value, as applicable, of the Eligible Assets held in the Trust Account is not less than the amount required pursuant to Section 4.8(a)(i) or (a)(ii), as applicable.
Termination of Trust Account. Notwithstanding anything to the contrary herein, if (x) the sum of the Required Balance with respect to any calendar quarter, plus the “Required Balance” (as defined in the Protective Life and Annuity Reinsurance Agreement) under the Protective Life and Annuity Reinsurance Agreement with respect to such calendar quarter is less than [REDACTED] and (y) no RBC Event is continuing, then (i) the Reinsurer and the Ceding Company shall promptly deliver a joint written notice to the Trustee to terminate the Trust Account, and (ii) the Reinsurer shall have no further obligation to maintain any assets in the Trust Account pursuant to this Agreement or the Trust Agreement.

OVERSIGHTS; COOPERATION; REGULATORY MATTERS
Oversights.  Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred.  The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.
Cooperation.  The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.
Privacy Breach.  If either Party determines that it has suffered a Security Incident, such Party shall, at the expense of the Party who suffered any such Security Incident, (a) notify the other Party as promptly as reasonably practicable following such determination (and in any event within fifteen (15) calendar days), (b) promptly following such determination (and in any event within two (2) Business Days) begin diligently investigating such Security Incident, (c) promptly following such determination (and in any event within two (2) Business Days) begin diligently to take commercially reasonable steps to restore the security of the Personal Information subject to the Security Incident, notifying the other Party with respect to such measures, (d) deliver any required or reasonably requested notifications or other communications to third parties (including Contractholders and Governmental Authorities) with respect to such Security Incident in a timely manner, and (e) cooperate with the other Party and any Governmental Authority investigating such Security Incident. The Party who did not suffer the Security Incident shall reasonably cooperate with the other Party in satisfying such other Party’s requirements set forth in this Section 5.3. The Parties shall in good faith seek to resolve disputes arising under this Section 5.3 on an expedited basis.

INSOLVENCY
Insolvency of the Ceding Company.
In the event the Ceding Company is declared insolvent by a court of competent jurisdiction and is unable to pay a loss under a Reinsured Contract, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Contractholders, Insureds or other beneficiaries entitled to receive payment under the Reinsured Contracts (a “Payee”) on the basis of the liability of the Ceding Company under the Reinsured Contracts without diminution because of such insolvency of the Ceding Company regardless of the status of the Ceding Company.
It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor.  It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to Applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. To the extent the Reinsurer makes a payment directly to a Payee pursuant to this Section 6.1, the Reinsurer shall be subrogated to all rights of the Ceding Company to the extent of such payment.
Any payment by the Reinsurer directly to a Payee pursuant to this Section 6.1 shall be, to the extent of the payment, in substitution, satisfaction and discharge of the Reinsurer’s obligations to the Ceding Company, or to its liquidator, rehabilitator, receiver, conservator or statutory successor, under this Agreement.  Neither this Article VI, nor any other provision of this Agreement or any other Transaction Agreement nor any Reinsured Contract, shall be construed in a manner which would subject the Reinsurer to liability for duplicative payments of the Reinsured Liabilities reinsured under this Agreement.

DURATION; RECAPTURE
Duration.
This Agreement shall continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms and the Ceding Company has received payments which discharge the Reinsurer’s Liabilities incurred hereunder prior to such termination or (ii) in accordance with Section 7.3 if the Ceding Company has elected to recapture the reinsurance of the Reinsured Contracts in full pursuant to Section 7.1(b) and the Parties have discharged their Liabilities in full in accordance with Section 7.4.
Following the occurrence of a Recapture Event, the Ceding Company shall have the right (but not the obligation), exercisable within [REDACTED] calendar days after the Ceding Company becomes aware of the Recapture Event, to recapture all, and not less than all, of the Reinsured Liabilities ceded under this Agreement, provided that concurrent therewith, the Ceding Company exercises its right to effect a full recapture of the Protective Life and Annuity Reinsurance Agreement, by providing the Reinsurer with written notice of its intent to effect recapture.
Survival.  Notwithstanding the other provisions of this Article VII, the terms and conditions of Articles I, VI, VIII, IX and X, Section 5.3 and this Section 7.2 shall remain in full force and effect after the termination of this Agreement.
Recapture.
Recapture of the Reinsured Contracts shall be effective as of the end of the month in which the Ceding Company has provided the Reinsurer with notice of recapture pursuant to Section 7.1(b) or such other day as the Parties agree (the “Recapture Date”).
Following a recapture pursuant to this Section 7.3, subject to the satisfaction of the payment obligations described in Section 7.4, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Contracts, other than (i) any payment obligations due hereunder prior to the Recapture Date but still unpaid on such date, to the extent not settled as part of the Terminal Settlement, and (ii) the obligations under the provisions that expressly survive termination as provided in Section 7.2 (including the Reinsurer Extra-Contractual Obligations retained by the Reinsurer in accordance with Article VIII (for the time periods set forth therein)) and (iii) the continued adjustment of premium taxes due to the Ceding Company for the period prior to the recapture in accordance with the terms of the Administrative Services Agreement.  Following the consummation of the recapture, no additional Premiums or other amounts payable under such Reinsured Contracts shall be payable to the Reinsurer hereunder, nor, for the avoidance of doubt, shall the Reinsurer have any further right to receive any other Additional Reinsurance Consideration other than Ceded Reinsurance Recoveries paid or payable with respect to Reinsurer Extra-Contractual Obligations retained by the Reinsurer in accordance with Article VIII.  Notwithstanding the foregoing, a recapture pursuant to this Section 7.3 will not affect unpaid obligations or Liabilities due under any of the other Transaction Agreements.
Notwithstanding the remedies contemplated by this Article VII or the other Transaction Agreements, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under this Agreement in lieu of exercising the remedies in this Article VII, and it shall be no defense to any such claim that the Ceding Company might have had other recourse.
Recapture Payments.
In connection with a recapture pursuant to Section 7.3, the Reinsurer shall prepare a settlement statement within fifteen (15) Business Days after the Recapture Date (the “Terminal Settlement Statement”) setting forth the terminal settlement calculated in accordance with Schedule A (the “Terminal Settlement”), provided, however, that following the termination of the Administrative Services Agreement, the Ceding Company shall prepare and deliver the Terminal Settlement Statement hereunder.  The Terminal Settlement Statement will be accompanied by reasonably detailed supporting documentation relating to the amounts and calculations therein.  The entity receiving the Terminal Settlement Statement and its representatives shall be permitted to review the preparing entity’s working papers and any working papers of the preparing entity’s independent accountants directly relating to the preparation of the Terminal Settlement Statement, as well as all of the books and records of the preparing entity and other relevant information or documents relating to the Reinsured Contracts with respect to the period up to and including the Recapture Date, and the preparing entity shall make available the individuals in its or its Affiliates’ employ who are responsible for and knowledgeable about the information used in, and the preparation or calculation (as applicable) of, the Terminal Settlement Statement in order to respond to inquiries of the receiving entity; provided, however, that the independent accountants of the preparing entity shall not be obligated to make any working papers available to the receiving entity unless and until the receiving entity has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.
If the undisputed amount of the Terminal Settlement is positive, then within ten (10) Business Days following the date on which the preparing entity delivers the Terminal Settlement Statement to the receiving entity (i) the Ceding Company shall have the right to withdraw from the Trust Account assets having a Fair Market Value equal to such undisputed amount to the extent not otherwise paid by the Reinsurer in cash prior to such date (or if the assets in the Trust Account are insufficient for such payment, the Ceding Company shall have the right to withdraw from the Trust Account all assets remaining in the Trust Account) and (ii) if the assets in the Trust Account are insufficient for payment of such undisputed amount, the Reinsurer shall pay any shortfall to the Ceding Company in cash.  If the undisputed amount of the Terminal Settlement is negative, then within ten (10) Business Days following the date on which the preparing entity delivers the Terminal Settlement Statement to the receiving entity, the Ceding Company shall pay such amount to the Reinsurer in cash.  In addition, following the Terminal Settlement, the Trust Account shall be terminated and any remaining amount held in trust pursuant to Article IV shall be released to the Reinsurer after the full satisfaction of the Terminal Settlement pursuant to the Terminal Settlement Statement (after any dispute with respect thereto has been finally resolved in accordance with Section 7.4(c) below) and all other payment obligations of the Reinsurer hereunder, and the Ceding Company shall take all reasonable actions pursuant to the Trust Agreement, including providing written consent to the Trustee, to permit such termination of the Trust Account and release of such assets to the Reinsurer.
In the event that the receiving entity disagrees with the calculation of the Terminal Settlement, the receiving entity shall within ten (10) Business Days after its receipt of such report deliver written notice to the preparing entity of such disagreement and the Parties shall attempt in good faith to resolve such disagreement.  Any resolution agreed to in writing by the Parties shall be final and binding upon the Parties.  If the Parties are unable to resolve any disagreement within fifteen (15) Business Days after the receiving party delivers written notice of any such disagreement to the preparing party, the Parties shall jointly request the Independent Accountant to determine the Terminal Settlement in accordance with the procedures set forth in Section 2.12 of the Master Transaction Agreement, mutatis mutandis.  The Independent Accountant’s determination of the Terminal Settlement shall be final and binding upon the Parties. The fees, costs and expenses associated with the Independent Accountant’s determination shall be allocated between the Ceding Company and the Reinsurer in accordance with the Independent Accountant’s judgment as to the relative merits of the Parties’ proposals in respect of the dispute.  After a final and binding resolution of any dispute described in this Section 7.4(c) is reached, the Parties agree to make any necessary adjustments under Section 7.4(b).

INDEMNIFICATION; DISCLAIMER
Reinsurer’s Obligation to Indemnify.  The Reinsurer hereby agrees to indemnify, defend and hold harmless the Ceding Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Ceding Company Indemnified Parties”) from and against any and all Losses incurred by the Ceding Company Indemnified Parties to the extent relating to, resulting from or arising out of (a) any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement, (b) written instructions and requests of the Reinsurer pursuant to this Agreement, (c) any Reinsurer Extra-Contractual Obligations; provided, however, that in the event of a recapture of this Agreement pursuant to Section 7.3, the Reinsurer’s obligation for Losses under this Article VIII with respect to those Reinsurer Extra-Contractual Obligations described in clauses (ii) and (iii) of the definition of Reinsurer Extra-Contractual Obligations shall be limited to those for which written notice, together with a description in reasonable detail the facts and circumstances giving rise to such Reinsurer Extra-Contractual Obligations and the estimated amount of Losses (to the extent available) sought to be recovered hereunder, has been provided by the Ceding Company to the Reinsurer within [REDACTED] years following the Recapture Date in respect of such recapture, (d) amounts paid by or on behalf of the Ceding Company or its Affiliates pursuant to the terms of the Counterparties Hold Harmless and Indemnification Agreement arising or resulting from Indemnified Obligations (as defined in the Counterparties Hold Harmless and Indemnification Agreement), but only to the extent written notice of such Indemnified Obligations, together with a description in reasonable detail the facts and circumstances giving rise to such Indemnified Obligations and the estimated amount of Losses (to the extent available) sought to be recovered hereunder, have been provided by the Ceding Company to the Reinsurer prior to any recapture pursuant to Section 7.3, or (e) any successful enforcement of this indemnity.
Ceding Company’s Obligation to Indemnify.  The Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Reinsurer Indemnified Parties”) from and against any and all Losses incurred by the Reinsurer Indemnified Parties to the extent arising from (a) any breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement, (b) any Ceding Company Extra-Contractual Obligations, (c) any Excluded Liabilities or (d) any successful enforcement of this indemnity.
Procedures for Third Party Claims. The following procedures shall apply with respect to claims that may be made for indemnification hereunder except to the extent that a claim with respect to Reinsurer Extra-Contractual Obligations is resolved in accordance with the Administrative Services Agreement.
No Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall be entitled to indemnification against any Losses unless it has given to the party from whom indemnification is sought (the “Indemnifying Party”) a written claim notice relating to such Losses (a “Claim Notice”).  The Claim Notice shall be given reasonably promptly after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail, to the extent reasonably available at such time, the nature of the claim, identify the sections of this Agreement which form the basis for such claim, attach copies of all material written evidence thereof received from a third party to the date of such notice and set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party relating to such claim to the extent reasonably estimable.  The failure of an Indemnified Party to give a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that the Indemnifying Party is prejudiced by such failure to give a Claim Notice.  The Indemnifying Party shall have no Liability with respect to any unreasonable expenses incurred by the Indemnified Party prior to the time the Claim Notice is received by the Indemnifying Party.
If a Claim Notice relates to a Third Party Claim, the Indemnifying Party may, through counsel of its own choosing (provided that in the event of any Third Party Claim asserted by any Governmental Authority, such counsel shall be reasonably acceptable to the Indemnified Party), assume the defense and investigation of such Third Party Claim; provided that any Indemnified Party shall be entitled to participate in any such defense with counsel of its own choice at its own expense.  The Indemnified Party shall have the right to employ one (1) separate counsel in any such Third Party Claim and to participate (but not control) in the defense thereof, but the fees and expenses of such counsel shall not be the expense of the Indemnifying Party unless (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable or (iii) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party.
If the Indemnifying Party elects to assume the defense and investigation of such Third Party Claim, it shall, no later than thirty (30) days following its receipt of the Claim Notice notify the Indemnified Party in writing of its assumption of the defense and investigation of such Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) or consent to the entry of any judgment, except to the extent (i) it includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim and (ii) any such action or claim is limited solely to monetary damages against the Indemnified Party that are recoverable in full by the Indemnified Party from the Indemnifying Party.
If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of the Claim Notice that it desires to assume the defense and investigation of such Third Party Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense.  The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim or consent to the entry of any judgment, except to the extent the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject.
The Indemnified Party and the Indemnifying Party shall make reasonably available to each other and their respective Representatives all relevant business records and other documents available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Indemnified Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim.
Direct Claims.  The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of a Loss that does not result from a Third Party Claim.  If the Indemnitor does not so respond within such thirty (30)-day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.
No Duplication of Indemnity. Any payment arising under this Article VIII shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnitee shall designate to the Indemnitor in writing.  To the extent that a Reinsurer Indemnified Party or a Ceding Company Indemnified Party has received payment in respect of a Loss pursuant to the provisions of any other Transaction Agreement, such Reinsurer Indemnified Party or Ceding Company Indemnified Party shall not be entitled to indemnification for such Loss under this Agreement.  In no event shall any Indemnitee (i) be entitled to duplicate Losses under this Agreement and any other Transaction Agreement attributable to the same underlying event giving rise to such Loss or Losses, or (ii) initiate duplicate proceedings under two (2) or more Transaction Agreements seeking recovery for the same Loss or Losses.
Waiver of Duty of Utmost Good Faith.  With respect to the reinsurance relationships and transactions among the parties and their Affiliates contemplated by this Agreement and the other Transaction Agreements, each party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle; provided, however, that following any termination of the Administrative Services Agreement as contemplated in Section 3.8, the duty of “utmost good faith” and any similar principle shall, thereafter, apply to the transactions contemplated by this Agreement with respect to conduct after such termination.

DAC TAX ADJUSTMENTDAC Tax Adjustment
.  To the extent that Section 848 of the Code and corresponding Regulation 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and the Reinsurer hereby make the joint election provided for in Regulation 1.848-2(g)(8) (the “DAC Tax Election”) and agree as follows:
The Parties will attach a schedule to their respective U.S. federal income tax returns identifying this Agreement as a reinsurance agreement for which the DAC Tax Election has been made.  Such schedule shall be attached to each Party’s U.S. federal income tax return filed for the first taxable year ending after the DAC Tax Election becomes effective.
The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.
Both Parties to this Agreement agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.
The DAC Tax Election shall be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.
Definitions.  As used in this Article IX, the terms “net consideration,” “net positive consideration,” “specified policy acquisitions expenses” and “general deductions limitation” are defined by reference to Regulation 1.848-2 and Section 848 of the Code, in effect as of the Effective Time.
U.S. Tax Status Representation.  Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.

GENERAL PROVISIONS
Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), when sent by facsimile or email (with written confirmation of transmission) or one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given in accordance with this Section 10.1):
(a)	If to the Reinsurer:

Protective Life Insurance Company 2801 Highway 280 South Birmingham, Alabama 35223
Facsimile: (205) 268-3597 Email: Mark.Drew@protective.com Attention: General Counsel

With a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Facsimile: (212) 728-8111 Email: adye@willkie.com; rabbassi@willkie.com Attention: Alexander M. Dye; Rajab S. Abbassi

(b)	If to the Ceding Company:

Liberty Life Assurance Company of Boston
c/o The Lincoln National Life Insurance Company
150 North Radnor Chester Road Radnor, PA 19807
Attention: General Counsel
Facsimile: (484) 583-2284 Email address: Kirkland.Hicks@lfg.com

With a concurrent copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street New York, NY 10019
Attention: Nicholas G. Demmo; Mark F. Veblen
Facsimile: (212) 403-2000
Email address: ngdemmo@wlrk.com; mfveblen@wlrk.com

and

Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Attention: Perry J. Shwachman; Amanda M. Todd Facsimile: (312) 853-7036 Email: pshwachman@sidley.com; atodd@sidley.com

Entire Agreement.  This Agreement, together with the Schedules referred to herein, and the other Transaction Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.
Waivers and Amendments.  Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement or the other Transaction Agreements, are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.
Governing Law and Jurisdiction.
This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal courts of the United States located in the Southern District of the State of New York or, if such courts do not have jurisdiction, the state courts of the State of New York sitting in the Borough of Manhattan (“New York Courts”) in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the New York Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 10.1 or in any other manner permitted by applicable Law.
WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE OF THE OTHER PARTIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 10.5.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
No Third Party Beneficiaries.  Except as otherwise expressly set forth in any provision of this Agreement, including with respect to the Ceding Company Indemnified Parties and the Reinsurer Indemnified Parties, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities upon any Person other than the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.
Expenses.  The Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other representatives.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
Treatment of Confidential Information.
The Parties agree to comply with all Privacy and Security Laws in connection with this Agreement.  Such requirement shall survive the termination of this Agreement.
Neither Party shall, and each shall cause their Affiliates and subcontractors not to, make Confidential Information of the other Party available in any form to any third party or to use such Confidential Information for any purpose other than to exercise the rights of such Party and its Affiliates’ and subcontractors’ respective rights and perform their respective obligations under this Agreement.  Each Party shall, and shall cause its Affiliates to, hold the other Party’s Confidential Information in confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed, distributed or used by its respective Representatives in breach of this Agreement.  Without limiting the foregoing, each Party shall, and shall cause its Affiliates and subcontractors to, take all precautions, but not less than those employed to protect such Party’s own Confidential Information, to prevent the Confidential Information of the other Party from being disclosed, distributed or used, in whole or in part, by any Person in breach of this Agreement.
A Party or its Affiliates may disclose any Confidential Information received from the other Party to their respective Representatives who have a need to know it for purposes of the receiving Party performing its obligations or exercising its rights hereunder, and who agree to protect the received Confidential Information from unauthorized use and disclosure in accordance with this Agreement.
This Section 10.10 will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by Applicable Law, stock exchange rules or a Governmental Authority (including in connection with a report required to be filed with, or submitted to, a Governmental Authority); provided, that (to the extent permitted by law and reasonably practicable) a Party so compelled to disclose Confidential Information (the “Responding Party”) shall give reasonably prompt written notice to the other Party of receipt of any such request for disclosure and shall have made a reasonable effort, at the other Party’s direction and expense, to provide the other Party with an opportunity to comment on such disclosure in advance and seek a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.  Notwithstanding the foregoing obligation of the Responding Party, nothing in this Section 10.10 shall limit or restrict the ability of the other Party to act on its own behalf and at its own expense to prevent or limit the required disclosure of Confidential Information.
Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.  Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any Party (in whole or in part) without the prior written consent of the other Party hereto; provided, that this Agreement shall inure to the benefit and bind those who, by operation of law, become successors to the parties, including any receiver or any successor, merged or consolidated entity.  Any attempted assignment in violation of this Section 10.11 shall be void.  For the avoidance of doubt, nothing in this Agreement shall restrict or otherwise limit the Reinsurer’s right to subcontract services provided by the Reinsurer as Administrator under the Administrative Services Agreement in accordance with Section 14.16 of the Administrative Services Agreement.  In addition, without the prior written consent of the Ceding Company, which consent shall not be unreasonably withheld, conditioned or delayed, the Reinsurer shall not retrocede more than [REDACTED] of the Reinsured Liabilities; provided, however, that nothing in this Section 10.11 shall require the Ceding Company’s consent in order for the Reinsurer to enter into the following transactions:
retrocede on an indemnity basis all or any portion of the Reinsured Liabilities to a retrocessionaire that is an Affiliate of the Reinsurer;
purchase any of the following types of non-proportional retrocessional cover in the ordinary course of business:  (a) yearly renewable term cover; (b) catastrophe reinsurance cover; (c) pandemic reinsurance cover or (d) terrorism reinsurance cover; or
retrocede on an indemnity basis all or any portion of the Reinsured Liabilities previously ceded under a Ceded Reinsurance Contract.
Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” mean U.S. dollars; (d) the word “including” and words of similar import mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (m) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.
Incontestability.  In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.
LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

By:
Name:
Title:
PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title:

Omitted Schedules

The following schedules have been omitted from this agreement for confidentiality reasons. Although the information contained within the schedules is not otherwise disclosed in this agreement, the schedules do not contain information material to an investment or voting decision.

Omitted Schedule	Contents
Schedule A: Terminal Settlement	Calculation of terminal settlement related to recapture event
Schedule B: Separate Accounts	Registered and unregistered separate accounts of the Ceding Company
Schedule C: Investment Guidelines	Guidelines governing investment of trust assets
Schedule D: A&H Policies	Individual accident and health policies
Schedule E: Unamortized Ceding Commission	Calculation procedures related to that portion of the Adjusted Ceding Commission that remains unamortized as of a determination date
Schedule F: Net Retained Liabilities Ceding Commission Adjustment	Calculations related to the determination of the Net Retained Liabilities Ceding Commission Adjustment
Schedule G: Accounting Report	Report containing required accounting and financial disclosures
Schedule H: Financed Amounts	Schedule of maximum allowable amounts to be treated as Financed Amounts

[Signature Page to Reinsurance Agreement]